Exhibit 10.11

SOPHIA GENETICS

INCENTIVE STOCK OPTION PLAN

(“ISOP”)

TERMS AND CONDITIONS

I. EXECUTIVE SUMMARY

II. OPTION EXERCISE RULES

III. OTHER RULES

IV. PLAN ALTERATION

V. TAX & SOCIAL SECURITY ASPECTS

ANNEX 1 : “OPTION GRANT CERTIFICATE”

ANNEX 2 : “OPTION EXERCISE NOTICE”

DISCLAIMER

The ISOP shall under no circumstances be considered as being part of any participant’s ordinary remuneration or salary. The ISOP shall only be considered as a discretionary incentive scheme aimed to grant participants an equity commitment in Sophia Genetics SA.

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I.	EXECUTIVE SUMMARY

What are the objectives of the ISOP?

The ISOP of Sophia Genetics SA (“Sophia Genetics”) has the following objectives:

•

to give all participants (i.e., directors, employees and advisors of Sophia Genetics or a subsidiary of Sophia Genetics, if any; each a “Participant”) a chance to participate in the future success of Sophia Genetics, not only as a director, an employee or an advisor, but also as a shareholder; and

•	to harness the efforts of all Participants for the success of Sophia Genetics, through the feeling of ownership and capital gain perspectives.

What is the ISOP all about?

The ISOP is a plan by which Participants may receive one or more options (each an “Option”). Each Option entitles the Participant to purchase one ordinary share of Sophia Genetics (each a “Share”) at the price indicated in the Option Grant Certificate (the “Strike Price”), subject to the terms and conditions of this ISOP, as amended by the board of directors of Sophia Genetics (the “Board”) from time to time.

What is my incentive?

The potential positive difference between the Strike Price and the resale price of the Share (after deduction of brokerage fees and taxes) may result in a capital gain. Usually, the conversion of the Option into a Share and the resale of the Share take place on the same day in order to avoid cash outflow. The Participant may however decide to keep the Share for a longer period.

Notwithstanding the preceding, participation in the ISOP and the exercise of an Option do not entitle Participants to claim a capital gain.

II.	GRANT OF OPTIONS

How are Options granted?

Options are granted to Participants through an Option Grant Certificate substantially in the form set out in Annex I.

The Option Grant Certificate is valid once the Participant has returned a signed copy indicating acceptance of the terms and conditions of the ISOP, and expressly acknowledging that no rights or expectations are granted to the Participant other than expressly stated herein and therein.

The Board remains free to adopt any specific procedures it thinks fit for the grant of Options. The Board may thus in particular:

•

require a Participant to make such declarations or take such other action as may be required for the purposes of securities, exchange control, taxation or other laws, regulations or practice that may be applicable to Sophia Genetics or the Participant at any time;

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•	determine that any Option under the ISOP shall be subject to additional and/or modified terms and conditions; or

•

adopt any supplemental rules or procedures governing the grant or exercise of Options as may be required for the purposes of securities, exchange control, taxation or other laws, regulations or practice.

Who may be granted Options?

The Board shall, at its absolute discretion, select from directors, employees and advisors of Sophia Genetics and its subsidiaries, if any, those eligible to be granted Options. No person, whatever his/her position in Sophia Genetics, may claim any right or expectation to a grant of Options under the ISOP.

Has a Participant the right to further Options?

Neither the grant of Options nor any other action of Sophia Genetics or of the Board shall be interpreted as conferring upon a Participant the right to receive further Options and/or Shares. The eligibility of Participants for additional Options (for example in case of a promotion or of a contribution to an achievement having an outstanding positive impact on Sophia Genetics financial performance or on its clients’ and employees’ satisfaction) shall remain at the absolute discretion of the Board.

Can a person refuse to be granted Options?

A person may refuse to be granted Options. Such acceptance or refusal is formalised by way of returning the Option Grant Certificate to Sophia Genetics indicating refusal.

Are there costs or tax implications for the Participant?

Options shall be granted to Participants free of charge. However, all individual taxes such as income taxes, as well as any social security contributions shall be borne by the Participant.

Can the Options be modified once they have been granted?

The Options may be subject to adjustments at the discretion of the Board in the event of certain corporate events. The Board may thus adjust the number of Options as well as the Strike Price to reflect any split or combination of shares of Sophia Genetics. Any such adjustment shall be final and binding upon all Participants, and made at the absolute discretion of the Board.

III.	EXERCISE OF OPTIONS

How does a Participant exercise Options?

Options are exercised by giving an Option Exercise Notice in substantially the form attached in Annex II, to the Board.

The exercise of Options is irrevocable.

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When may a Participant exercise Options?

Options shall vest gradually from the allocation date specified on the Option Grant Certificate (the “Allocation Date”):

•	24 months after the Allocation Date: 50% of the Options granted through the Option Grant Notice; and

•	36 months after the Allocation Date: 100% of the Options granted through the Option Grant Notice.

In the event of a change of control of Sophia Genetics (where “change of control” means the acquisition by any person or entity, alone or jointly, of more than 50% of the shares or the voting rights of Sophia Genetics) or in the event of a successful initial public offering (“IPO”) of Sophia Genetics, all Options shall vest immediately as of the date of change of control or as of the effective date of the IPO.

Options may be exercised as soon as they vest, subject to the conditions of this ISOP and to any limitations of applicable securities and tax law provisions, or any other limitations determined by the Board from time to time.

The Board may, at its discretion, authorize the exercise of Options at an earlier date.

Options expire 10 years after their Grant Date. The Board may extend the validity of Options at its discretion.

At what price may a Participant acquire the Shares?

Options are exercised at the Strike Price. Unless a day-trading arrangement is in place and chosen by the Participant (i.e. the Option is exercised and the Share resold within the same trading day), the Strike Price is to be remitted in Swiss Francs, by wire-transfer, or by any other means determined by the Board in its absolute discretion, on the exercise date of the Option or within such period of time set by the Board. In case of share split or share combination, the Strike Price is adapted accordingly.

Are there any other conditions precedent to the exercise of the Options?

The exercise of an Option is subject to the following additional conditions precedent:

•	the Participant adheres to the shareholders agreement (or any other agreement approved by the Board binding Participants upon the exercise of Options) existing at the time the Option is exercised;

•	the Participant pays any amount due or provision for applicable withholding tax as determined by the Board in its absolute discretion;

•	the Participant executes and delivers any documents required by law.

The Participant may request a copy of the shareholders agreement from the Board prior to exercising the Option and at any time during the life of the Option.

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What are the consequences for failing to fulfill the conditions of the ISOP?

No Option shall be deemed exercised and no Shares shall be delivered, respectively no acquisition of Shares shall be registered, until the Participant has complied to the satisfaction of the Board with all the requirements set forth in this ISOP.

In particular, the failure of the Participant to adhere to the shareholders agreement (or any other agreement approved by the Board binding Participants upon the exercise of Options), to pay the Strike Price within such period of time as set by the Board, or to pay any amount due or provision for applicable withholding tax shall result in forfeiture of the Options without value, and no Shares shall be delivered to the Participant.

The requirement of adherence to the shareholders agreement (or any other agreement approved by the Board binding Participants upon the exercise of Options) or payment of the Strike Price may be waived by the Board in the event of immediate resale of Shares after exercise of the Options (i.e. day trading).

What category of Shares shall a Participant receive?

Shares to be acquired in accordance with the ISOP will be newly issued shares of ordinary, authorized or conditional share capital, or shares owned by or otherwise made available to Sophia Genetics.

The Board shall determine in its absolute discretion whether any Participant shall receive a newly issued share or an existing share owned by or made available to Sophia Genetics.

Can a Participant sell the Shares? For what price?

The Participant may decide to exercise the Options and either keep the Shares for some time, or dispose of the Shares (incl. immediately) thereafter, subject of course to the terms of the shareholders agreement (or any other agreement as determined by the Board). However, in the occurrence of an IPO, legal restrictions on the disposal of shares may be imposed.

The administration of Share certificates and of Share trading may be outsourced by Sophia Genetics to an external entity. In such an event, the sole responsibility of Sophia Genetics shall be to pass the Participant’s instructions to the entity charged with trading activities. All trading charges and taxes shall be deducted automatically and the net capital gain will be credited to the Participant. In case of “day trading”, no cash will in principle be required from the Participant.

The Participant must make his/her own arrangements to find a counterpart to purchase any Shares, subject always to any rules and restrictions established in the shareholders agreement (or any other agreement approved by the Board binding Participants upon the exercise of Options) and any securities law provisions, and according to any limitations determined by the Board from time to time.

IV.	OTHER RULES

What happens with my Options, should a Participant leave Sophia Genetics or end his contractual relationship with Sophia Genetics?

Unless agreed otherwise between the Board and the Participant, upon:

•

termination of the employment or contractual relationship between Sophia Genetics (or one of its subsidiary) and the Participant by Sophia Genetics (or such subsidiary) for cause (as such term is defined in connection with Article 337 of the Swiss Code of Obligations or for similar grounds) or upon termination by the Participant without prior written consent of Sophia Genetics or of its subsidiary;

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•

breach by the Participant of any obligations set out in the ISOP, any Option Grant Certificate, the shareholders agreement (or any other agreement approved by the Board binding Participants upon the exercise of Options), or any agreement dealing with the Participant’s contractual relationship with Sophia Genetics (or one of its subsidiary), as entered into and amended from time to time, such as any confidentiality obligations, non-compete or non- solicitation obligations, obligations pertaining to the intellectual property of Sophia Genetics or its subsidiaries; and/or

•	breach by the Participant of any provisions of applicable laws,

all Options (including, for the avoidance of doubt, any Options that have already vested and are exercisable) held by the Participant shall be immediately forfeited without value.

In case of end of the employment relationship due to retirement of a Participant, Options that have already vested and are exercisable may still be exercised during a period of three years after the end of employment, after which time they shall be forfeited without value. Options that have not already vested on the date of end of employment are immediately forfeited without value.

Upon death of a Participant, Options shall continue to vest as ordinary and may still be exercised by the Participant’s heirs, successors or estate following the rules established in the ISOP and by the Board in its discretion during a period of three years after the date of death, after which time all Options, whether vested or not, shall be forfeited without value.

Upon disability of a Participant, Options shall continue to vest as ordinary and may still be exercised by the Participant following the rules established in the ISOP and by the Board in its discretion during a period of three years after the date of disability, after which time all Options, whether vested or not, shall be forfeited without value

Should the Participant’s employment or contractual relationship by Sophia Genetics (or one of its subsidiary) end for any other reason, Options shall continue to vest as ordinary and may still be exercised by the Participant following the rules established in the ISOP and by the Board in its discretion during a period of three years after the date of end of employment or contractual relationship, after which time all Options, whether vested or not, shall be forfeited without value.

Nothing in the ISOP shall restrict the right of the Participant or Sophia Genetics, a subsidiary or an affiliate of Sophia Genetics, to terminate the contract of the Participant at any time and for any reason, with or without cause.

Is it possible to transfer my options?

Options are personal and cannot be transferred or sold in any way.

IV.	ADMINISTRATION OF THE ISOP

How is the ISOP administered?

The ISOP is administered by the Board.

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The Board has full power to construe and interpret the ISOP, to amend or rescind the ISOP, to establish and amend rules and regulations relating to the administration of the ISOP, and to perform all other actions relating to it including the delegation of administrative responsibilities.

All decisions made by the Board pursuant to the provisions of the Plan and related orders or resolutions of the Board shall be final, conclusive and binding on all Participants.

Members of the Board shall not vote on any decision regarding Options granted or to be granted to them.

V.	TAXES & SOCIAL SECURITY MATTERS

The Participant shall indemnify Sophia Genetics against any tax, including employment and social security taxes, arising in respect of the grant or the exercise of Options which is a liability of the Participant but for which Sophia Genetics is required to account under the laws of any relevant territory, including any revaluation or reassessment of the tax liability of the Participant and/or Sophia Genetics by any tax authority.

Sophia Genetics may recover the tax from the Participant in such manner as the Board deems necessary including: (i) withholding and selling all or part of the Options of such Participant; (ii) withholding or repurchasing at nominal value and selling all or part of the Shares of such Participant; (iii) deducting or offsetting any amount due by Sophia Genetics to the Participant including any compensation or remuneration; and/or (iv) requiring the Participant to account directly to Sophia Genetics for such tax and pay immediately any amount due to Sophia Genetics.

VI.	APPLICABLE LAW AND ARBITRATION

The ISOP and any related document shall be governed by and construed in accordance with the substantive laws of Switzerland, excluding principles of conflict of laws.

Any dispute, controversy or claim arising out of or in relation with the ISOP, including the validity, invalidity, breach or termination thereof, shall be finally decided by arbitration in accordance with the Swiss Rules of International Arbitration of the Swiss Chambers’ Arbitration Institution in force on the date when the notice or arbitration is submitted in accordance with said rules. The seat of the arbitration shall be Geneva, Switzerland. The language of arbitration shall be English.

The acceptance of any Option or any related right implies consent to the choice of law and jurisdiction set in this ISOP.

By executing the Option Grant Certificate, the Participant expressly acknowledges and accepts the terms and conditions of the ISOP and all its related documents as well as the powers of the Board to complete, interpret and implement it through further documents which it may from time to time determine necessary or relevant, Any disagreement regarding the interpretation shall be resolved by Sophia Genetics, whose determination shall be binding.

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ANNEX I

OPTION GRANT CERTIFICATE

The Participant:

Name

is hereby granted                        Options to purchase                     Sophia Genetics Shares

at the Strike Price of CHF                            / each

on the following Allocation Date:         /         /

The Options may be exercised in accordance with the terms and conditions of the ISOP.

We hereby confirm that the above Participant is entitled to receive the above Options and that he/she is entitled to acquire Sophia Genetics shares following the provisions of the ISOP rules.

Date            /        /

For Sophia Genetics

I hereby accept / refuse (please specify) the above Options grant as well as the terms and conditions of the ISOP (including any resulting tax liability).

Date            /        /

For the Participant

The acceptance of any Option or any related right implies consent to the choice of law and jurisdiction set in the ISOP.

The Participant undertakes to adhere to the shareholders agreement binding all shareholders (or to any other agreement approved by the Board binding Participants upon the exercise of Options).

By executing this Option Grant Certificate, the Participant expressly acknowledges and accepts the terms and conditions of the ISOP and all its related documents as well as the powers of the Board to complete, interpret and implement it through further documents which it may from time to time determine necessary or relevant, Any disagreement regarding the interpretation shall be resolved by Sophia Genetics, whose determination shall be binding.

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ANNEX II

OPTION EXERCISE NOTICE

Last Name

First Name

Street Address

Postal Code and City

Country

Private Telephone	E-Mail

Wishes to exercise:

Number of Options

at Strike Price: CHF                (as per the Option Grant Certificate)

Remittance of the above Strike Price amount will be made to the Company from:

Bank Name

Bank Account Number

International Clearing Code (if available)

Bank Address

Value Date at the latest / /

Date                                                 Signature

We hereby confirm that the above Participant is entitled to exercise the above options and that the according acquisition of Sophia Genetics Shares is correct.

Date	(for Sophia Genetics)
(signature)

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